Qualstar Reports Fiscal 2010 Fourth Quarter and Full Year Results

SIMI VALLEY, CA -- (Marketwire - September 23, 2010) - Qualstar® Corporation (NASDAQ: QBAK), a manufacturer of automated tape storage solutions and high efficiency power supplies, today reported financial results for the fourth quarter and full year of fiscal 2010 ended June 30, 2010.

Fiscal 2010 Fourth Quarter Financial Results
Revenues for the fourth quarter of fiscal 2010 were $4.0 million, compared to $3.8 million for the same quarter of fiscal 2009, an increase of $0.2 million or 5.9 percent. Loss from operations was $627,000 compared to $1.4 million in the fourth quarter of fiscal 2009. Net loss was $575,000 or $(0.05) per basic and diluted share, compared to a net loss of $1.2 million, or $(0.10) per basic and diluted share for the fourth quarter of fiscal 2009.

Tape library segment revenues were $2.3 million for the fourth quarter, comparable to the prior year quarter. Power supply segment revenues were $1.7 million for the quarter, compared to $1.4 million in the prior year quarter, an increase of $0.3 million, or 20.9 percent.

Gross profit increased to $1.28 million, or 32.1 percent of net revenues, for the three months ended June 30, 2010, from $941,000, or 25.0 percent of net revenues, for the three months ended June 30, 2009. The increase in gross profit is attributed to a change in product mix and a decrease in reserves.

Research and development ("R&D") expenses for the fourth quarter of fiscal 2010 were $749,000, or 18.8 percent of revenues, compared to $939,000 or 24.9 percent of revenues, for the fourth quarter of fiscal 2009. The change is due primarily to decreases in R&D material, consultants and compensation related to headcount reductions. Sales and marketing expenses were $528,000, or 13.2 percent of revenues, compared to $640,000 or 17.0 percent of revenues, in the corresponding period last year. The change in sales and marketing expense was due to decreases in advertising and promotion expenses. General and administrative expenses in the fourth quarter of fiscal 2010 were $631,000 or 15.8 percent of revenues, compared to $745,000, or 19.8 percent of revenues, for the same period last year. The change in general and administrative expense was primarily due to decreases in accounting and audit and compensation related to headcount reductions.

Commenting on the Company's business results, Bill Gervais, president and chief executive of Qualstar said, "Consolidated fourth quarter revenues of $4.0 million increased 5.9 percent compared to the fourth quarter last year driven by the continued growth in sales of our XLS enterprise class product line and our N2Power business. In fact, the XLS product line generated strong momentum throughout fiscal 2010 with sales increasing nearly 64 percent for the full year. XLS libraries appeal to a diverse array of end users as the flexibility of our solution allows customers to easily expand their data storage capacity as requirements increase over time. N2Power's full year revenues increased to a record $5.8 million and our products continue to generate strong demand due to worldwide requirements for smaller and more energy efficient power supplies."

Mr. Gervais continued, "Looking ahead, we hope that improving customer demand combined with new product development initiatives will result in a positive impact in fiscal 2011."

Fiscal 2010 Full Year Financial Results
Qualstar reported revenues of $15.3 million in fiscal 2010, compared with $17.9 million in fiscal 2009. The Company's net loss in fiscal 2010 was $3.1 million or $(0.25) per basic and diluted share, compared with a net loss in fiscal 2009 of $2.6 million, or $(0.21) per basic and diluted share.

Cash, cash equivalents and marketable securities were $24.3 million at June 30, 2010, down from $27.7 million at June 30, 2009. Inventory, net of reserves, at June 30, 2010 was $4.8 million, compared to $5.8 million at June 30, 2009.

Qualstar Corporation Conference Call
Company management will hold a conference call to discuss its fiscal 2010 fourth quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available after the live conference call. Additionally, participants can dial into the live conference call by calling 877-941-8609 or 480-629-9818. An audio replay will be available through September 30, 2010, by calling 800-406-7325 or 303-590-3030, and entering access code 4365443.

About Qualstar Corporation
Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company's products are known throughout the world for high quality and Simply Reliable designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Forward-Looking Statements
Statements concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for its products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K.

                            QUALSTAR CORPORATION
                     CONDENSED STATEMENTS OF OPERATIONS
                    (In thousands, except per share data)

                         ------------------------  ------------------------
                            Three Months Ended        Twelve Months Ended
                         ------------------------  ------------------------
                                 June 30,                  June 30,
                             2010         2009         2010         2009
                         (Unaudited)  (Unaudited)   (Audited)    (Audited)
                         -----------  -----------  -----------  -----------

Net revenues             $     3,991  $     3,769  $    15,270  $    17,892

Cost of goods sold             2,710        2,828       10,626       12,190
                         -----------  -----------  -----------  -----------

Gross profit                   1,281          941        4,644        5,702
                         -----------  -----------  -----------  -----------

Operating expenses:
  Research and
   development                   749          939        3,150        3,254
  Sales and marketing            528          640        2,294        2,767
  General and
   administrative                631          745        2,632        3,155
                         -----------  -----------  -----------  -----------
    Total operating
     expenses                  1,908        2,324        8,076        9,176
                         -----------  -----------  -----------  -----------

Loss from operations            (627)      (1,383)      (3,432)      (3,474)

Investment Income                 52          137          311          918
                         -----------  -----------  -----------  -----------

Loss before income taxes        (575)      (1,246)      (3,121)      (2,556)

Provision for income
 taxes                             -           (1)           -            3
                         -----------  -----------  -----------  -----------

Net loss                 $      (575) $    (1,245) $    (3,121) $    (2,559)
                         ===========  ===========  ===========  ===========

Loss per share:
                         -----------  -----------  -----------  -----------
  Basic and Diluted      $     (0.05) $     (0.10) $     (0.25) $     (0.21)
                         ===========  ===========  ===========  ===========

Shares used to compute
 loss per share:
                         -----------  -----------  -----------  -----------
  Basic and Diluted           12,253       12,253       12,253       12,253
                         ===========  ===========  ===========  ===========

                         -----------  -----------  -----------  -----------
Cash dividends declared
 per common share        $         -  $      0.06  $      0.12  $      0.18
                         -----------  -----------  -----------  -----------

                            QUALSTAR CORPORATION
                          CONDENSED BALANCE SHEETS
                               (in thousands)

                                                   -------------------------
                                                     June 30,     June 30,
                                                       2010         2009
                       ASSETS                        (Audited)    (Audited)
                                                   ------------ ------------

Current assets:
  Cash and cash equivalents                        $      2,234 $      3,749
  Marketable securities, short-term                      12,033       16,856
  Receivables, net of allowance for doubtful
   accounts of $113K as of June 30, 2010 and $85K
   as of June 30, 2009                                    2,829        2,305
  Inventories, net                                        4,823        5,822
  Prepaid expenses and other current assets                 299          397
                                                   ------------ ------------

    Total current assets                                 22,218       29,129
                                                   ------------ ------------

Property and equipment, net                                 260          361
  Marketable securities, long-term                        9,997        7,056
  Other assets                                               46           46
                                                   ------------ ------------

    Total assets                                   $     32,521 $     36,592
                                                   ============ ============

        LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                 $      1,225 $        649
  Accrued payroll and related liabilities                   521          505
  Other accrued liabilities                                 903          894
                                                   ------------ ------------

    Total current liabilities                             2,649        2,048
                                                   ------------ ------------

Other long-term liabilities                                  25           34
Commitments and contingencies
Shareholders' equity:
  Common stock, no par value; 50,000 shares
   authorized, 12,253 shares issued and outstanding
   as of June 30, 2010 and June 30, 2009                 18,830       18,798
  Accumulated other comprehensive income                     64          168
  Retained earnings                                      10,953       15,544
                                                   ------------ ------------
    Total shareholders' equity                           29,847       34,510
                                                   ------------ ------------

    Total liabilities and shareholders' equity     $     32,521 $     36,592
                                                   ============ ============

For more information, contact:
Nicki Andalon
Vice President & CFO
Qualstar Corporation
(805) 583-7744
nandalon@qualstar.com

Lasse Glassen
General Information
Financial Relations Board
(213) 486-6546
lglassen@mww.com